AMENDED AND RESTATED MULTIPLE CLASS PLAN
of
American Century ETF Trust

    WHEREAS, the American Century ETF Trust (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

    WHEREAS, the units of interest of the Trust are currently divided into a number of separate series of shares;

WHEREAS, Rule 18f-3 under the 1940 Act (“Rule 18f-3”) requires that the Board of Trustees of the Trust (the “Board of Trustees”), adopt a written plan (a “Multiple Class Plan”) setting forth (1) the specific arrangement for shareholder services and the distribution of securities for each class, (2) the allocation of expenses for each class, and (3) any related conversion features or exchange privileges;

WHEREAS, the Trust has offered multiple classes of certain series of the Trust’s shares pursuant to Rule 18f-3 under the 1940 Act since the Board of Trustees initially adopted the original Multiple Class Plan dated January 1, 2021;

WHEREAS, the Board of Trustees, including a majority of those Trustees who are not “interested persons” as defined in the 1940 Act (the “Independent Trustees”) has determined that this Amended Restated Multiple Class Plan (the “Plan”), adopted pursuant to Rule 18f-3, is in the best interests of the shareholders of each class individually and the Trust as a whole;

WHEREAS, the Trust has added one new series, Avantis U.S. Large Cap Value Fund, offering multiple classes; and desires to add this new series to those covered by this Plan;

    WHEREAS, the Trust has revised the eligibility requirements of the G Class Shares; and

WHEREAS, the Trust desires to amend this Plan to reflect the aforementioned revisions and there are no other changes to this Plan.

    NOW, THEREFORE, the Trust hereby amends and restates, on behalf of the Funds (as defined in Section 2.a below), the Plan, in accordance with Rule 18f-3 on the following terms and conditions:

Section 1.    Establishment of Plan

As required by Rule 18f-3, this Plan describes the multiple class system for certain series of shares of the Trust, including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes. Upon the effective date of this Plan, the Trust elects to offer multiple classes of its shares, as described herein, pursuant to Rule 18f-3 and this Plan.

Section 2.    Features of the Classes

a.    Division into Classes. Each series of shares of the Trust identified in SCHEDULE A attached hereto, and each series of shares of any Trust subsequently added to this Plan (collectively, the “Funds”), may offer one or more classes of shares: the Institutional Class shares and the G Class shares. The classes that each Fund is authorized to issue pursuant to this Plan are set forth in SCHEDULE A. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund, and generally, shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that each class of shares shall: (i) have a different designation; (ii) bear any Class Expenses, as defined in Section 3.d(3) below; (iii) have exclusive voting rights on any matter submitted to shareholders that relates solely to its service arrangement; and (iv) have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

b.    Management Fees and Class Features.

    (1)    Institutional Class Unified Fee. The Trust is a party to a Management Agreement (the “Management Agreement”) with the Advisor, for the provision of investment advisory and management services in exchange for a single, unified fee, as described in the Funds’ current Institutional Class prospectus or prospectus supplement. Institutional Class shares are available for purchase without sales charges or commissions by endowments, foundations, large institutional investors and financial intermediaries and by participants in certain employer-sponsored retirement plans. Institutional Class shares may be purchased or redeemed only through employer-sponsored retirement plans where a financial intermediary provides retirement recordkeeping services to plan participants. The minimum initial investment amount for Institutional Class is generally $5 million ($3 million for endowments and foundations). These minimums may be waived or lowered in certain situations as deemed appropriate by the Advisor.

    (2)    G Class Unified Fee. For each Fund listed on SCHEDULE A as being authorized to issue G Class shares, the Management Agreement provides for a unified fee equal to the existing unified fee in place for the corresponding Institutional Class of such Fund, as described in the Fund’s current Institutional Class prospectus or prospectus supplement. G Class shares are available for purchase by other funds offered by American Century Investments (ACI) for which it charges a management fee. In its sole discretion, ACI may also make G Class shares available for purchase by other institutional clients for which ACI provides investment management services for a fee pursuant to an investment advisory agreement. Currently, eligible clients are limited to commingled investment trusts or other pooled investment vehicles that utilize a target date or other asset allocation investment strategy for which ACI provides asset allocation or glide path investment management services for a fee. G class shares do not have a minimum purchase amount.

Section 3.    Allocation of Income and Expenses

a.    Daily Dividend Funds. Funds that declare distributions of net investment income daily to maintain the same net asset value per share in each class (each a “Daily Dividend Fund” and, collectively, the “Daily Dividend Funds”) will allocate gross income and expenses (other than Class Expenses, as defined below) to each class on the basis of “relative net assets (settled shares)”. Realized and unrealized capital gains and losses will be allocated to each class on the basis of relative net assets. “Relative net assets (settled shares),” for this purpose, are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of the particular Daily Dividend Fund. Expenses to be so allocated include Trust Expenses and Fund Expenses, each as defined below.

b.    Non-Daily Dividend Funds. The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, which are defined in Section 3d. below) of each Fund, other than the Daily Dividend Funds, shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include Trust Expenses and Fund Expenses (as defined below).

c.    Apportionment of Certain Expenses. Expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Expenses and Fund Expenses will be allocated among the classes of shares pro rata based on their relative net asset values in relation to the net asset value of all outstanding shares in the Fund. Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Advisor.

d.    Definitions.

    (1)    Trust Expenses. “Trust Expenses” include expenses of the Trust that are not attributable to a particular Fund or class of a Fund. Trust Expenses may include, without limitation, certain extraordinary expenses of the Trust that are not attributable to a particular Fund or class of a Fund.

    (2)    Fund Expenses. “Fund Expenses” include expenses of the Trust that are attributable to a particular fund but are not attributable to a particular class of the Fund. Fund Expenses include (i) interest expenses, (ii) taxes, (iii) brokerage expenses and other transaction fees and expenses relating to the acquisition and disposition of portfolio securities, (iv) acquired fund fees and expenses, and (v) certain extraordinary expenses of a Fund that are not attributable to a particular class of a Fund.

    (3)    Class Expenses. “Class Expenses” are expenses that are attributable to a particular class of a Fund and shall be limited to: (i) applicable unified fee; (ii) payments made pursuant to a 12b-1 Plan (if any) of each applicable class; and (iii) certain extraordinary expenses of the Trust or a Fund that are attributable to a particular class of a Fund.

    (4)    Extraordinary Expenses. “Extraordinary expenses” shall be allocated as a Trust Expense, a Fund Expense or a Class Expense in such manner and utilizing such methodology as the Advisor shall reasonably determine, which determination shall be subject to ratification or approval of the Board of Trustees and shall be consistent with applicable legal principles and requirements under the 1940 Act and the Internal Revenue Code, as amended. The Advisor shall report to the Board of Trustees quarterly regarding those extraordinary expenses that have been allocated as Class Expenses. Any such allocations shall be reviewed by, and subject to the approval of, the Board of Trustees.

Section 4.    Exchange Privileges

Subject to the restrictions and conditions set forth in the Funds’ prospectuses, shareholders of each class of shares may exchange shares of one class of a Fund for shares of the same class of another Fund, provided that the amount to be exchanged meets the applicable minimum investment requirements and the shares to be acquired in the exchange are qualified for sale in the stockholder's state of residence.

Section 5.    Conversion Features

Conversions from one class of a Fund’s shares into another class of shares are not permitted; provided, however, that if a shareholder of a particular class is no longer eligible to own shares of that class, upon prior notice to such shareholder, those shares will be converted to shares of the same Fund but of another class in which such shareholder is eligible to invest. Similarly, if a shareholder becomes eligible to invest in shares of another class that has lower expenses than the class in which such shareholder is invested, such shareholder may be eligible to convert into shares of the same Fund but of the class with the lower expenses.

Section 6.    Quarterly and Annual Reports

If applicable, the Board of Trustees shall receive quarterly and annual reports concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the reports, only expenditures properly attributable to the sale or servicing of a particular class of shares will be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Board of Trustees to justify any fee attributable to that class. The reports, including the allocations upon which they are based, shall be subject to the review and approval of the Independent Trustees of the Trust who have no direct or indirect financial interest in the operation of this Plan in the exercise of their fiduciary duties.

Section 7.    Waiver or Reimbursement of Expenses

Expenses may be waived or reimbursed by any adviser to the Trust, by the Trust’s underwriter or by any other provider of services to the Trust without the prior approval of the Trust’s Board of Trustees, provided that the fee is waived or reimbursed to all shares of a particular Fund or class in proportion to their relative average daily net asset values.

Section 8.    Effectiveness of Plan

Upon receipt of approval by votes of a majority of both (a) the Board of Trustees and (b) the Independent Trustees, this Plan shall become effective June 21, 2022.

Section 9.    Material Modifications

This Plan may not be amended to modify materially its terms unless such amendment is approved by a majority of both (a) the Board of Trustees and (b) the Independent Trustees; provided; however; that a new Fund may be added upon approval by the Board of Trustees by adopting a new Schedule A to this Plan.

    IN WITNESS WHEREOF, the Trust has adopted this Multiple Class Plan as of the 21st day of June, 2022.

                    AMERICAN CENTURY ETF TRUST

                    By: /s/ Patrick Bannigan
                    Name:    Patrick Bannigan
                    Title:     President

SCHEDULE A

Funds Covered by this Multiple Class Plan

Fund	Institutional Class	G Class
Avantis Emerging Markets Equity Fund
Avantis International Equity Fund
Avantis International Small Cap Value Fund
Avantis U.S. Equity Fund
Avantis U.S. Small Cap Value Fund
Avantis Core Fixed Income Fund
Avantis Core Municipal Fixed Income Fund
Avantis Short-Term Fixed Income Fund
Avantis U.S. Large Cap Value Fund
	YES YES YES YES YES YES YES YES YES	YES YES YES YES YES YES YES YES YES